Exhibit 10.1

PURCHASE AND SALE AGREEMENT
(Goliath Project — North Dakota)

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made as of April 10, 2006, by and between American Oil & Gas, Inc. (“American”), a Nevada corporation whose address is 1050 Seventeenth Street, Suite 1850, Denver, Colorado 80202, as seller, and Teton Energy Corporation (“Teton”), a Delaware corporation whose address is 410 Seventeenth Street, Suite 1850, Denver, Colorado 80202, as buyer.

1.       Background.  American believes that it owns an undivided 75% leasehold interest in undeveloped oil and gas leases covering approximately 45,000 mineral acres in Dunn, McKenzie, Mountrail, and Williams Counties, North Dakota, and that Evertson Energy Partners, LLC (“Evertson”) owns the remaining 25%.  American and Evertson are actively acquiring new leases in the area and are discussing the possible adoption of a master form joint operating agreement for use in the area.  Teton wishes to purchase an undivided 25% interest in these leases, to establish an area of mutual interest with American, and to become a party to any agreement that may be reached concerning a master form joint operating agreement, all on the terms and conditions set forth in this Agreement.

2.       Definitions.

“Area of Mutual Interest” means the area identified in Appendix 2.

“Lease Deadline” means 5:00 p.m. on Monday, April 24, 2006.

 “Leases” means the leases identified in Appendix 1 and all new leases within the Area of Mutual Interest in which American may acquire an interest, either legally or beneficially, before the Lease Deadline.

“Mineral Acre” means the full fee oil and gas ownership interest in one acre of land, so that, for example, a person may own one Mineral Acre either by owning a 100% fee oil and gas interest in a single acre of land or by owning an undivided 25% fee oil and gas interest in four acres of land.

“Net Leasehold Acre” means the full oil and gas leasehold interest in one Mineral Acre, so that, for example, a person may have one Net Leasehold Acre by owning the entire leasehold interest in an oil and gas lease covering one Mineral Acre or by owning an undivided 25% leasehold interest in an oil and gas lease covering four Mineral Acres.

“Operator” means the then-current operator of a well under a joint operating agreement covering the lands comprising the drill site for that well.

“Tahosa Acquisition Agreement” means the Purchase and Sale Agreement dated for identification October 7, 2005, among American, Tahosa Holdings, LLC, Mélange International, LLC, Evertson Energy Partners, LLC, Rose Exploration, Inc., and Empire Oil Company, in accordance with which American acquired its interest in many of the Leases.

“Title Defect” means a cloud, encumbrance or other impediment rendering title to a Lease defective to a degree that a reasonably prudent operator in the Rocky Mountains would not acquire the lease as part of a very large exploratory acreage acquisition in which it was seeking leases at an average 80% net revenue interest, unless and until appropriate curative work had been performed to remove the cloud, encumbrance or other impediment.  Teton has full knowledge of the Tahosa Acquisition Agreement at the date hereof, and expressly agrees that no term, condition or other provision of the Tahosa Acquisition Agreement constitutes a Title Defect.

3.       Purchase and Sale.

3.1    Agreement.  American shall sell and assign to Teton, and Teton shall purchase and accept from American, a 25% leasehold interest in the Leases on the terms and conditions contained in this Agreement.

3.2    Purchase Price.  The purchase price for the Leases (the “Purchase Price”) shall be $450 per Net Leasehold Acre assigned to Teton at Closing, payable as follows:

(a)        40% of the Purchase Price by wire transfer to American at Closing; and

(b)       60% of the Purchase Price by wire transfers to the Operator in payment of amounts due from American in connection with drilling, completing and equipping operations within the Area of Mutual Interest, when and as such amounts become due to the Operator; provided, however, that if any portion of this 60% share of the Purchase Price has not been paid to the Operator on behalf of American by May 31, 2007, then the entire unpaid portion shall be paid by Teton to American on June 1, 2007, thereby ending Teton’s obligation to pay further amounts to the Operator on behalf of American.

The payment method in clause (b) is a method of regulating the timing of the payment of the 60% share of the Purchase Price.  Payments to the Operator on behalf of American will begin when the first advance or other payment is due from American in connection with the first well drilled within the Area of Mutual Interest, and will continue as additional amounts become due from American for that first well and for all subsequent wells within the Area of Mutual Interest, until the full 60% share of the Purchase Price has been paid.  As long as a portion of the Purchase Price remains unpaid, Teton must timely pay all amounts due from American to the Operator, unless American provides Teton specific written instructions to the contrary before Teton transmits such funds to the Operator.  The unpaid portion of the 60% share of the Purchase Price will not bear interest while awaiting expenditure, unless a payment is not timely made to the Operator when due.  If Teton fails timely to pay a required amount to the Operator on behalf of American, then (i) Teton will be solely responsible for any additional fees, interest or charges due the Operator as a result of later payment (which fees, interest or charges will not be taken from or otherwise reduce the unpaid portion of the Purchase Price) and (ii) the entire remaining unpaid portion of the Purchase Price will, at American’s option exercised by written notice to Teton, become immediately due and payable to American and will bear interest at an annual rate of 18% from the date the unpaid amount was due to the Operator until the date the entire remaining unpaid portion of the Purchase Price is paid to American.

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4.       Title Review.

4.1     Title Information.  American will continue to make available to Teton, at American’s office during reasonable business hours, all title information in American’s possession pertaining to the Leases, although American does not warrant the accuracy or completeness of such information.

4.2     No Subsequent Transfers.  American represents and warrants for the benefit of Teton that it has made no assignments of leasehold interests or assignments of overriding royalties in any Lease since it acquired such Lease, other than overriding royalty assignments made pursuant to the area of mutual interest provision in the Tahosa Acquisition Agreement.  American further represents and warrants that it has not mortgaged or otherwise encumbered for security purposes its interest in any Lease.   These representations and warranties are true at the date hereof, and will continue to be true until the leasehold interest assignment is delivered to Teton at Closing.

4.3     Notice of Title Defects.  Until 5:00 p.m. on Monday, May 1, 2006, Teton will provide prompt notice to American whenever it concludes that particular circumstances may give rise to a Title Defect.  After receiving each such notice, American may undertake curative work, may provide Teton more information explaining the circumstances, or may simply take the position that the circumstances do not constitute a Title Defect.  If American agrees at any time up to 5:00 p.m. on May 2, 2006 that a Lease suffers from a Title Defect, then such lease will be excluded from the Leases, no interest in that lease will be transferred at Closing, and the net acres covered by that lease will not be considered in computing the purchase price for the remaining Leases.  If American has not agreed by 5:00 p.m. on May 2, 2006 that a Lease suffers from a Title Defect, then, unless Teton withdraws its Title Defect claim by 5:00 p.m. on May 3, 2006, (i) closing will proceed as scheduled, but the Leases suffering from putative Title Defects will be temporarily removed from the Leases, no interest in such leases will be transferred at Closing, and the net acres covered by such leases will not be considered in computing the purchase price to be paid at Closing for the remaining Leases and (ii) the existence of the putative Title Defects will be finally determined in accordance with Section 4.5.

4.4     Net Leasehold Acre Determination.  American and Teton will meet on Thursday, May 4, 2006, to agree upon the total number of Net Leasehold Acres that will be assigned to Teton at the Closing.  If such agreed number of Net Leasehold Acres is less than 85% of the number of Net Leasehold Acres that were included in the Leases at the Lease Deadline, then Teton may, at its sole option exercised before 6:00 p.m. on May 4, 2006, elect not to proceed with Closing under this Agreement and, in that event, neither American nor Teton shall have any liability to the other whatsoever; provided, however, that if American disputes a sufficient number of Title Defects that, if American were correct, the agreed number of Net Leasehold Acres would be more than 85% of the number of Net Leasehold Acres included in the Leases at the Lease Deadline, then any election by Teton not to proceed with Closing will be held in abeyance and the Closing will be suspended until the actual number of Net Leasehold Acres has been resolved under Section 4.5.  If American and Teton cannot agree upon the exact number of Net Leasehold Acres that will be assigned to Teton at the Closing, but do agree that such number is more than 85% of the Net Leasehold Acres at the Lease Deadline or, being less, Teton still wishes to proceed with Closing, then the Closing will nonetheless occur as to such Leases and Net Leasehold Acres as they are able to agree, with closing as to the remaining Leases and Net Leasehold Acres suspended until the disputed Net Leasehold Acres have been resolved under Section 4.5.  The number of Net Leasehold Acres assigned to Teton will conclusively be deemed correct upon the parties’ agreement or, if necessary, upon the arbitrator’s determination, and shall not be challenged thereafter.

4.5     Title Defect Dispute.  American and Teton hereby agree that any dispute concerning the existence of a Title Defect or the number of Net Leasehold Acres being assigned to Teton (a “Title Dispute”) shall be resolved exclusively and solely by arbitration in accordance with this Section 4.5.  Specifically, the parties agree that such Title Dispute shall be finally determined by an independent arbitrator knowledgeable about the oil and gas industry and mutually acceptable to the Parties or, if no such arbitrator has been agreed by May 10, 2006, then by a member of the law firm of Fleck, Mather & Strutz, Ltd., Bismarck, North Dakota, acting as arbitrator, in either case with the assistance of such independent landmen and other consultants as the arbitrator deems necessary.  No later than 21 days after the arbitrator’s written agreement to serve, American and Teton shall present their respective positions in writing to the arbitrator, together with such evidence as each Party deems appropriate.  The arbitrator shall be instructed to resolve the dispute through a final binding decision within 21 days after such submission deadline and, when the arbitrator determines the number of Net Leasehold Acres or finds that certain claimed Title Defects do not exist, the arbitrator shall also set forth how and when the assignment of such Leases to Teton and the payment of purchase price to American shall be accomplished.  The arbitrator may request oral presentations and shall decide any other procedural matters presented by a party, which decisions shall be final and binding upon the parties. Each party shall bear its own costs and expenses of the arbitration, provided, however that the costs incurred in employing the arbitrator (including not only the fees and costs of such arbitrator, but also the fees and costs of landmen or other consultants engaged by the arbitrator) shall be borne 50% by American and 50% by Teton.  The decision of the arbitrator may be filed in any court of competent jurisdiction and may be enforced by any party as a final judgment of such court.

5.       Tahosa Acquisition Agreement.  Teton has carefully reviewed the full text of the Tahosa Acquisition Agreement and knows that, among other things, the Tahosa Acquisition Agreement (i) requires the drilling of two horizontal wells by October 1, 2008, (ii) requires the assignment of certain overriding royalties on leases acquired within a specified area of mutual interest, and (iii) imposes certain notice and reassignment obligations before leases expire or are surrendered, abandoned or are released.  Teton recognizes and agrees that it will be proportionately subject to all continuing responsibilities of American imposed by the Tahosa Acquisition Agreement, whether or not such responsibilities are mentioned or accurately summarized in the preceding sentence.  The assignment delivered by American at Closing will contain specific language by which Teton assumes and agrees to perform such responsibilities in accordance with their terms, just as surely as if Teton itself had been an original party to the Tahosa Acquisition Agreement.

6.       Area of Mutual Interest.

6.1     Tahosa AMI Responsibilities.  As noted in Section 5, American is already subject to area of mutual interest responsibilities under the Tahosa Acquisition Agreement.  Teton recognizes that it as well will be burdened by such responsibilities following Closing.

6.2     New AMI Responsibilities.  If either American or Teton acquires leases or rights to acquire leases within the Area of Mutual Interest during the period beginning at 5:01 p.m. on Monday, April 24, 2006 and ending October 1, 2010 (excluding, of course, the interests in the Leases that are assigned by American to Teton pursuant to this Agreement), then the acquiring party shall offer an interest (50% of Teton’s interest in the case of an offer made by Teton to American and 25% of American’s interest in the case of an offer made by American to Teton) in such leases or rights to the other party.  The party to whom the offer is made will have a period of 21 calendar days following receipt of the offer in which to elect to acquire the offered interest by paying its proportionate share of the offering party’s out-of-pocket acquisition costs for such leases or rights.  Failure of a party to respond within the 21-day period shall be an election not to acquire the interest.  If, pursuant to this Section 6.2, a party acquires an interest in a farmin or other earning agreement but then elects not to participate in the drilling of an earning well under that agreement, it shall retain only those rights it previously earned by participating in past drilling and will immediately assign its rights to participate in all future drilling and earning to the other party.

7.       Joint Operating Agreement.  American and Evertson have recently begun discussing a master form of joint operating agreement, which, if mutually agreed, would be used to prepare individual joint operating agreements as needed in the Area of Mutual Interest, each of which would have as its contract area the anticipated drilling unit for a particular well.  Immediately after execution of this Agreement, American will use its best efforts to secure Evertson’s permission for Teton to participate in such discussions.  If, despite American’s best efforts, Evertson does not grant permission for Teton to participate in these master form discussions, then American shall continue its discussions with Evertson, keeping Teton informed of all material developments in the discussions and carefully considering any requests, suggestions or comments made by Teton in respect of the master form.  In either event, if a master form is unanimously agreed by American, Teton and Evertson before Closing, then American and Evertson shall execute appropriate evidence of such agreement, which Teton shall join, ratify and confirm at Closing.  If the master form is not unanimously agreed by American, Teton and Evertson before Closing, then either Teton or American may independently elect, at any time before Closing occurs, not to proceed with Closing under this Agreement and, in that event, neither American nor Teton shall have any liability to the other whatsoever.  In any event, American will use reasonable efforts in the negotiations to ensure that (i) Evertson is appointed Operator, (ii) the first individual joint operating agreement provides in Article VI.A that the initial well shall be commenced on or before June 30, 2006, and (iii) the second well shall, if the first well is completed as a producer and subject to delay upon the occurrence of an event of force majeure, be commenced within 120 days of release of the drilling rig from the first well location.

8.       Closing.

8.1     Date and Time.  Closing shall occur in American’s Denver office at 10:30 a.m. on Friday, May 5, 2006, or at such other place and time as may be agreed by the parties.

8.2     Closing Obligations.  At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)    American shall execute, acknowledge and deliver to Teton (or a subsidiary of Teton if Teton so desires), an assignment of the Leases, substantially in the form attached as Appendix 3 and containing a special warranty of title by, through and under American, but not otherwise;

(b)    Teton shall deliver 40% of the Purchase Price by wire transfer to an account designated by American;

(c)    if American and Evertson have agreed upon a master form of joint operating agreement, as explained in Section 7.3 above, then Teton will join, ratify and confirm that agreement as if it had been an original party thereto; and

(d)    the Parties shall take such other actions and deliver such other documents as may be necessary or convenient to effect the purchase and sale contemplated herein.

9.      Miscellaneous.

9.1     Notices.  Except as otherwise expressly provided in this Agreement, all communications required or permitted under this Agreement will be in writing and any such communication or delivery will be deemed to have been duly given and received when actually delivered to the address set forth below of the party to be notified personally (by a recognized commercial courier or delivery service that provides a receipt) or by telecopier (confirmed in writing by a personal delivery as set forth above), addressed as follows:

If to American:	American Oil & Gas, Inc.
1050 Seventeenth Street, Suite 1850
Denver, Colorado 80265
Attention: Patrick D. O’Brien
Telephone: 303.595.0125
Facsimile: 303.595.0709

If to Teton:	Teton Energy Corporation
410 Seventeenth Street, Suite 1850
Denver, Colorado 80202
Attention: Karl F. Arleth, President and Chief Executive Officer
Telephone: 303.565.4600
Facsimile: 303.542.1817

Any party may, by written notice so delivered to the other, change the address to which delivery will thereafter be made.

9.2      Expenses.  Each party will be solely responsible for all costs that it incurs in connection with this Agreement and the activities contemplated herein, with no right to recovery or contribution from any other party.

9.3      Entire Agreement.  This Agreement embodies the entire agreement between the Parties with respect to the subject matter of this Agreement (superseding all prior agreements, arrangements, understandings and solicitations of interest or offers related to the subject matter of this Agreement, including the letter from Teton dated March 17, 2006), and may be supplemented, altered, amended, modified or revoked by writing only, signed by all of the Parties to this Agreement.  The headings in this Agreement are for convenience only and will have no significance in the interpretation of any term or provision of this Agreement.

9.4      Governing Law.  This Agreement will be governed and construed and enforced in accordance with the laws of the State of Colorado, without regard to rules concerning conflicts of laws.

9.5      Counterparts.  This Agreement may be executed in any number of counterparts, and each and every counterpart will be deemed for all purposes one agreement.

9.6      Binding Effect; Assignment.  All the terms, provisions, covenants, representations and conditions of this Agreement will be binding upon and inure to the benefit of and be enforceable by the Parties to this Agreement and their respective successors and assigns, although this Agreement and the rights and obligations hereunder will not be assignable or delegable by any party without the prior written consent of the non-assigning or non-delegating party, which may be withheld at the sole discretion of such party.  Notwithstanding the foregoing, Teton may assign all of its rights and obligations under this Agreement to a wholly owned subsidiary, without the need for any consent by American.

9.7       Independent Analysis.  In entering into this Agreement, Teton acknowledges that it has relied solely upon its own independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of the transaction contemplated herein, including its own estimate, analysis and appraisal of the extent and value of the hydrocarbon resources associated with the Leases, the future operation, maintenance and development costs associated with the Leases, and the legal risks of owning and operating the Leases.

9.8       Survival.  All terms and conditions of this Agreement will survive the Closing and delivery of the assignment from American to Teton.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

AMERICAN OIL & GAS, INC.		TETON ENERGY CORPORATION

By:	/s/ Patrick D. O’Brien	By:	/s/ Karl F. Arleth
	Patrick D. O’Brien, Chief Executive Officer		Karl F. Arleth, President and
Chief Executive Officer

Appendix 1:      The Leases
Appendix 2:      AMI
Appendix 3:      Assignment

APPENDIX 2:  AMI
(Goliath Project — North Dakota)

The Area of Mutual Interest consists of the following lands:

Township 155 North, Range 97 West
Sections: 1-9

Township 155 North, Range 98 West
Sections: 1-12

Township 155 North, Range 99 West
Sections: 1, 2, 11, 12

Township 156 North, Range 96 West
Sections: 5, 6

Township 156 North, Range 97 West
Sections: All

Township 156 North, Range 98 West
Sections: All

Township 156 North, Range 99 West
Sections: 1-4, 9-15, 23-26, 35, 36

Township 157 North, Range 96 West
Sections: 4-9, 16-23, 26-35

Township 157 North, Range 97 West
Sections: All

Township 157 North, Range 98 West
Sections: 1-3, 10-15, 22-36